Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert Krist, CFO	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX EXPECTS TOTAL 2007 REVENUE OF $27.8 MILLION
2007 Powerlink System Sales Expected to Increase 88%
12th Sequential Quarter of Domestic Sales Growth
Introduces 2008 Financial Guidance
IRVINE, Calif. (January 7, 2008) — Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today reported that it expects total revenue for 2007 of approximately $27.8 million, an approximate 88% increase from $14.7 million in the prior year. Expected revenue was comprised of approximately $27.0 million in product revenue and $754,000 in royalties.
Total revenue for the fourth quarter of 2007 is expected to be approximately $8.0 million, an approximate 73% increase compared with the comparable quarter of 2006. Domestic product revenue for the fourth quarter of 2007 is expected to be approximately $6.8 million, up an approximate 65% compared with $4.1 million for the fourth quarter of 2006 and 16% from $5.8 million for the third quarter of 2007. This represents the Company’s twelfth sequential quarter of domestic product revenue growth. Total cash and marketable securities as of December 31, 2007 is expected to be $9.2 million.
“We achieved our aggressive 2007 revenue goal due mainly to growing physician acceptance of the Powerlink System, which contributed to strong domestic sales growth,” said Paul McCormick, Endologix president and chief executive officer. “We also anticipate 2007 gross margin to be approximately 62%, which represents approximately a 5 percentage point improvement over the prior year, as we realized the initial benefit from utilizing ePTFE graft material produced in-house, among other factors.”
2008 Financial Guidance
Endologix introduced 2008 financial guidance. In 2008, the Company expects:
•	Product revenue to range from $39 million to $43 million, an increase of 44% to 59% compared with product revenue in 2007.

•	Gross margin to range from 71% to 75%, a significant increase over an estimated gross margin of 62% for 2007, reflecting the benefit of an increased utilization of ePTFE graft material produced in-house and higher volume.
11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

•	Total operating expenses to range from $35 million to $39 million, which together with certain product costs includes estimated non-cash expenses of between $5.0 million to $5.5 million.
The Company affirmed its expectation that currently available cash combined with its revolving credit line will be sufficient to achieve sustainable positive cash flow from operations in 2008.
“We are anticipating another year of strong sales growth in 2008, as we continue to benefit from increased physician adoption both in the U.S. and abroad, as well as by our larger and more tenured domestic sales force,” added Mr. McCormick.
Endologix plans to report full financial results for the 2007 fourth quarter and year, and to hold an investment-community conference call on February 21, 2008 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). Additional information regarding the conference call will be made available approximately two weeks prior to the call.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to anticipated 2007 and 2008 revenue, gross margin, operating expenses, and the Company’s ability to achieve positive cash flow from operations in 2008, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
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11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com